                                                                     Exhibit 4.1

                                 NETGEAR, INC.

                  SERIES B CONVERTIBLE PARTICIPATING PREFERRED
                            STOCK PURCHASE AGREEMENT

                           Dated as of March 10, 2000

                               TABLE OF CONTENTS

                                                                      Page
1.   Authorization and Sale of Shares                                  1
     1.1   Authorization                                               1
     1.2   Sale of Shares                                              1
     1.3   Use of Proceeds                                             2

2.   The Closing                                                       2

3.   Representations of the Company                                    2
     3.1   Organization and Standing                                   2
     3.2   Capitalization                                              2
     3.3   Subsidiaries, Etc.                                          3
     3.4   Securityholder Lists and Agreements                         3
     3.5   Issuance of Shares                                          3
     3.6   Authority for Agreement; No Conflict                        3
     3.7   Governmental Consents                                       4
     3.8   Litigation                                                  4
     3.9   Financial Statements                                        5
     3.10  Absence of Liabilities                                      5
     3.11  Taxes                                                       5
     3.12  Property and Assets                                         5
     3.13  Intellectual Property                                       5
     3.14  Insurance                                                   6
     3.15  Material Contracts and Obligations                          6
     3.16  Compliance                                                  6
     3.17  Employees                                                   7
     3.18  ERISA                                                       7
     3.19  Books and Records                                           7
     3.20  Leases                                                      7
     3.21  Environmental Matters                                       7
     3.22  Inventory                                                   7
     3.23  Year 2000 Compliance                                        8
     3.24  Investment Company Acts of 1940                             8
     3.25  Public Utility Holding Company Act of 1935                  8
     3.26  U.S. real Property Holding Corporation                      8
     3.27  Disclosures                                                 8

4.   Mutual Right of First Refusal                                     8
     4.1   Restrictions of Transfer                                    8
     4.2   Transfers Not Subject to Restrictions                       9
     4.3   Offer of Sale; Notice of Proposed Sale                      9
     4.4   Non-Selling Investors' Option to Purchase                   9
     4.5   Failure to Fully Exercise Options                          10
     4.6   Termination of Right of First Refusal                      10

                               TABLE OF CONTENTS
                                  (continued)

                                                                            Page
                                                                            ----
5.        Representations of the Purchasers..............................   11
          5.1   Investment...............................................   11
          5.2   Authority................................................   11
          5.3   Experience...............................................   11

6.        Conditions to the Obligations of the Purchasers................   11
          6.1   Accuracy of Representations and Warranties...............   11
          6.2   Opinions of Counsel......................................   12
          6.3   Ancillary Agreements.....................................   12
          6.4   Certificates and Documents...............................   12
          6.5   Compliance Certificates..................................   12
          6.6   Board Representation.....................................   13
          6.7   Warrant..................................................   13
          6.8   Other Matters............................................   13

7.        Condition to the Obligations of the Company....................   13
          7.1   Accuracy of Representations and Warranties...............   13
          7.2   Compliance with Securities Laws..........................   13
          7.3   Investor Rights Agreement................................   13
          7.4   Intellectual Property License Agreement..................   13

8.        Affirmative Covenants..........................................   13
          8.1   Inspection...............................................   13
          8.2   Financial Statements and Other Information...............   13
          8.3   Reservation of Common Stock..............................   14
          8.4   Agreements with Employees................................   14
          8.5   Board Meetings; Observer Rights..........................   15
          8.6   Termination of Covenants.................................   15

9.        Transfer of Shares.............................................   15
          9.1   Restricted Shares........................................   15
          9.2   Requirements for Transfer................................   15
          9.3   Legend...................................................   15

10.       Miscellaneous..................................................   16
          10.1  Successors and Assigns...................................   16
          10.2  Confidentiality..........................................   16
          10.3  Survival of Representations and Warranties...............   16
          10.4  Expenses.................................................   16
          10.5  Brokers..................................................   16
          10.6  Severability.............................................   17
          10.7  Governing Law............................................   17
          10.8  Notices..................................................   17
          10.9  Complete Agreement.......................................   17

                              TABLE OF CONTENTS
                                 (continued)
                                                       Page
                                                       ----
10.10  Amendments and Waivers.........................  18
10.11  Pronouns.......................................  18
10.12  Counterparts; Facsimile Signatures.............  18
10.13  Section Headings...............................  18

                                  EXHIBITS

Exhibit A -  List of Purchasers
Exhibit B -  Contribution Agreement
Exhibit C -  Amended and Restated Certificate of Incorporation
Exhibit D -  Disclosure Schedule
Exhibit E -  Warrant to Purchase Common Stock
Exhibit F -  Securityholders of the Company
Exhibit G -  Investor Rights Agreement
Exhibit H -  Transition Services Agreement
Exhibit I -  Intellectual Property License Agreement
Exhibit J -  Opinion of Gray Cary Ware & Freidenrich LLP
Exhibit K -  Non-Disclosure and Assignment of Inventions Agreement

                                 NETGEAR, INC.

                  SERIES B CONVERTIBLE PARTICIPATING PREFERRED
                            STOCK PURCHASE AGREEMENT

         This Agreement dated as of March 10, 2000 is entered into by and among NETGEAR, Inc., a Delaware corporation (the "Company"), Nortel Networks NA Inc., a Delaware corporation ("Nortel Networks"), and the individuals and entities listed on Exhibit A hereto (the "Purchasers").

         WHEREAS, the Company is a wholly-owned subsidiary of Nortel Networks, formerly known as Bay Networks, Inc., which was acquired by Nortel Networks Corporation, a Canadian corporation ("NNC") on August 31, 1998, and Nortel Networks desires to transfer rights in and to certain assets relating to the NETGEAR Business as defined in the Contribution Agreement dated as of the date hereof by and among Nortel Networks and the Company attached as Exhibit B hereto (the "Contribution Agreement");

         WHEREAS, the parties hereto recognize that the Company will need additional financing in the future; and

         WHEREAS, the Company and Nortel Networks each desire and intend that the Company obtain such financing from sources other than Nortel Networks, which will dilute Nortel Networks' ownership interest in the Company.

         In consideration of the mutual promises and covenants contained in this Agreement, the parties hereto agree as follows:

         1.       Authorization and Sale of Shares.

                  1.1 Authorization. The Company has, or before the Closing (as defined in Section 2) will have, duly authorized the sale and issuance, pursuant to the terms of this Agreement, of one million eight hundred ninety seven thousand four hundred fifty (1,897,450) shares of its Series B Convertible Participating Preferred Stock, $0.001 par value per share (the "Series B Preferred"), having the rights, restrictions, privileges and preferences set forth in the Amended and Restated Certificate of Incorporation attached hereto as Exhibit C (the "Restated Certificate"). The Company has, or on or before the Closing will have, adopted and filed the Restated Certificate with the Secretary of State of the State of Delaware.

                  1.2 Sale of Shares. Subject to the terms and conditions of this Agreement, at the Closing the Company will sell and issue to each of the Purchasers, and each of the Purchasers will purchase, the number of shares of Series B Preferred set forth opposite such Purchaser's name on Exhibit A for the purchase price of $7.90 per share (the "Purchase Price") payable in accordance with the manner or method of payment for each Purchaser indicated on Exhibit A. Except as referred to in Section 4 herein, the shares of Series B Preferred sold under this Agreement are referred to as the "Shares." The Company's agreement with each of the

Purchasers is a separate agreement, and the sale of Shares to each of the purchasers is a separate sale.

          1.3 Use of Proceeds. The Company will use the proceeds from the sale of the Shares to support its growth and for other general corporate purposes.

     2. The Closing. The closing (the "Closing") of the sale and purchase of the Shares under this Agreement shall take place at the offices of Gray Cary Ware & Freidenrich LLP, 400 Hamilton Avenue, Palo Alto, California 94301 at 10:00 a.m., Pacific Time, on March 10, 2000, or at such other time, date and place as are mutually agreeable to the Company and the Purchasers, but in no event later than March 17, 2000. At the Closing, the Company shall deliver to each of the Purchasers a certificate for the number of Shares being purchased at the Closing by such Purchaser, registered in the name of such Purchaser, against payment to the Company of the Purchase Price, by wire transfer of funds to an account designated by the Company, in the aggregate amount indicated on Exhibit
A. The date of the Closing is hereinafter referred to as the "Closing Date."

     3. Representations of the Company. Except as disclosed by the Company in Exhibit D hereto, the Company hereby represents and warrants to each of the Purchasers that the statements contained in this Section 3 are true, complete and correct. The term "Knowledge" or "Company's Knowledge" as used herein shall mean the knowledge of Patrick Lo, Mark Merrill, or Rick Fabiano.

          3.1 Organization and Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to conduct its business as presently conducted and as proposed to be conducted by it and to enter into and perform this Agreement and the Ancillary Agreements (as defined in Section 3.6) and to carry out the transactions contemplated by this Agreement and the Ancillary Agreements. The Company is duly qualified to do business as a foreign corporation and is in good standing in the State of California and in every other jurisdiction in which the failure so to qualify would have a material adverse effect on the business, assets or financial condition of the Company (a "Company Material Adverse Effect"). The Company has furnished to the Purchasers true and complete copies of its Certificate of Incorporation and By-laws, each as amended to date and presently in effect. The Company has at all times complied with all provisions of its Certificate of Incorporation and By-laws and is not in default under, or in violation of, any such provision.

          3.2 Capitalization. The authorized capital stock of the Company (immediately prior to the issuance of the Shares) consists of twenty million (20,000,000) shares of common stock, $.001 par value per share (the "Common Stock"), of which no shares are issued and outstanding, sixteen million eight hundred ninety seven thousand four hundred fifty (16,897,450) shares of Preferred Stock, $.001 par value per share, of which fifteen million (15,000,000) shares have been designated as Series A Preferred Stock (the "Series A Preferred"), of which fifteen million (15,000,000) shares are issued and outstanding, and one million eight hundred ninety seven thousand four hundred fifty (1,897,450) shares have been designated as Series B Preferred, none of which shares are issued or outstanding. All of the issued and outstanding shares of Common Stock and Series A Preferred have been duly authorized and validly issued and are fully paid and nonassessable. Except as provided in this Agreement (including Exhibit D and Exhibit G hereto) and the Warrant to Purchase Common Stock attached hereto as Exhibit E (the "Warrant"), (i) no subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire any shares of capital stock of the Company is authorized or outstanding, (ii) the Company has no obligation (contingent or otherwise) to issue any subscription, warrant, option, convertible security or other such right or to issue or distribute to holders of any shares of its capital stock any evidences of indebtedness or assets of the Company, (iii) the Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof, and (iv) there are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company. All of the issued and outstanding shares of capital stock of the Company have been offered, issued and sold by the Company in compliance with applicable federal and state securities laws. Sufficient Common Stock has been reserved to provide for conversion of the Series A Preferred and the Series B Preferred, and exercise of the Warrant. All Common Stock to be issued upon conversion of the Series A Preferred and Series B Preferred, and upon exercise of the Warrant, have been duly authorized, and when issued upon such conversion or exercise, will be validly issued, fully paid and nonassessable.

     3.3 Subsidiaries, Etc. Other than NETGEAR International, Inc., a Delaware corporation organized on November 10, 1999, wholly owned by the Company and not currently involved in business activities, the Company has no subsidiaries and does not own or control, directly or indirectly, any shares of capital stock of any other corporation or any interest in any partnership, joint venture or other non-corporate business enterprise. NETGEAR International, Inc., does not have any liabilities or, except to the extent equal to its stated capital, any assets.

     3.4 Securityholder Lists and Agreements. Attached as Exhibit F is a true and complete list of the securityholders of the Company, showing the number of shares of Common Stock or other securities of the Company held by each securityholder as of the date of this Agreement and, in the case of options, warrants and other convertible securities, the exercise price thereof and the number and type of securities issuable thereunder. EXCEPT AS PROVIDED IN THIS AGREEMENT AND THE ANCILLARY AGREEMENTS (AS DEFINED IN SECTION 3.6), THERE ARE NO AGREEMENTS, WRITTEN OR ORAL, BETWEEN THE COMPANY AND ANY HOLDER OF ITS SECURITIES, OR, TO THE COMPANY'S KNOWLEDGE, AMONG ANY HOLDERS OF ITS SECURITIES, RELATING TO THE ACQUISITION (INCLUDING WITHOUT LIMITATION RIGHTS OF FIRST REFUSAL, ANTI-DILUTION OR PRE-EMPTIVE RIGHTS), DISPOSITION, REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR VOTING OF THE CAPITAL STOCK OF THE COMPANY.

     3.5 Issuance of Shares. The issuance, sale and delivery of the Shares in accordance with this Agreement, and the issuance and delivery of the shares of Common Stock issuable upon conversion of the Shares, have been, or will be on or prior to the Closing, duly authorized by all necessary corporate action on the part of the Company, and all such shares have been duly reserved for issuance. The Shares when so issued, sold and delivered against payment therefor in accordance with the provisions of this Agreement, and the shares of Common Stock issuable upon conversion of the Shares, when issued upon such conversion, will be duly and validly issued, fully paid and nonassessable.

     3.6 Authority for Agreement: No Conflict. The execution, delivery and performance by the Company of this Agreement, the Contribution Agreement, the Investor Rights Agreement attached hereto as Exhibit G (the "Investor Rights Agreement"), the Transition Services Agreement by and among Nortel Networks and the Company attached hereto as Exhibit H (the "Transition Services Agreement"), the Intellectual Property License Agreement attached hereto as Exhibit I (the "Intellectual Property License Agreement") and the Warrant (collectively, the "Ancillary Agreements"), and the consummation by the Company of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action. This Agreement has been, and the Ancillary Agreements when executed at the Closing will be, duly executed and delivered by the Company and constitute valid and binding obligations of the Company enforceable in accordance with their respective terms, subject as to enforcement of remedies to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting generally the enforcement of creditors' rights and subject to a court's discretionary authority with respect to the granting of a decree ordering specific performance or other equitable remedies. The execution of this Agreement and the Ancillary Agreements and performance of the transactions contemplated by this Agreement and the Ancillary Agreements and compliance with their respective provisions by the Company will not (a) conflict with or violate any provision of the Certificate of Incorporation or By-laws of the Company, (b) require on the part of the Company any filing with, or any permit, authorization, consent or approval of, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency (each of the foregoing is hereafter referred to as a "Governmental Entity"), (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest (as defined below) or other arrangement to which the Company is a party or by which the Company is bound or to which its properties or assets are subject, other than a breach that has been waived or any of the foregoing events listed in this clause (c) which do not and will not, individually or in the aggregate, have a Company Material Adverse Effect, (d) result in the imposition of any Security Interest upon any properties or assets of the Company or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its properties or assets. For purposes of this Agreement, "Security Interest" means any mortgage, pledge, security interest, encumbrance, charge, or other lien (whether arising by contract or by operation of law).

     3.7 Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Entity is required on the part of the Company in connection with the execution and delivery of this Agreement or the Ancillary Agreements, the offer, issuance, sale and delivery of the Shares, the issuance and delivery of the shares of Common Stock issuable upon conversion of the Shares or the other transactions to be consummated at the Closing, as contemplated by this Agreement and the Ancillary Agreements, except such filings as shall have been made prior to and shall be effective on and as of the Closing and such filings required to be made after the Closing under applicable federal and state securities laws. Based in part on the representations made by each of the Purchasers in Section 5 of this Agreement, the offer and sale of the Shares to each of the Purchasers will be in compliance with applicable federal and state securities laws.

     3.8 Litigation. There is no action, suit or proceeding, or governmental inquiry or investigation, pending, or, to the Company's Knowledge, any threat thereof, against the Company or its subsidiary, which questions the validity of this Agreement or the right of the Company or Nortel Networks to enter into it, or which might result, either individually or in the aggregate, in a Company Material Adverse Effect, nor is there any litigation pending, or, to the Company's Knowledge, any threat thereof, against the Company, its subsidiary or Nortel Networks by reason of the proposed activities of the Company or its subsidiary or negotiations by the Company and/or Nortel Networks with possible investors in the Company. Neither the Company nor its subsidiary is subject to any outstanding judgment, order or decree.

     3.9 Financial Statements. Set forth on Exhibit D is a complete and correct copy of the income statements, statements of assets and liabilities and statements of cash flows of the Company as of and for the fiscal years ended December 31, 1997, 1998 and 1999 (the "Financial Statements"). Such Financial Statements include the assets, liabilities, revenues and expenses that were directly related to the NETGEAR Business (as defined in the Contribution Agreement, the "NETGEAR Business" herein), including expenses charged to the NETGEAR Business by Nortel Networks. Except as set forth on Exhibit D, the Financial Statements have been prepared in accordance with United States generally accepted accounting principles ("GAAP") consistently applied, are complete and correct and present fairly the financial condition and results of operations of the Company.

     3.10 Absence of Liabilities. Except as disclosed in Exhibit D, the Company did not have, at December 31, 1999, any liabilities of any type which in the aggregate exceeded $100,000, whether absolute or contingent, which were not fully reflected on the Financial Statements. Except as set forth in Exhibit D, from December 31, 1999 through the Closing Date, being the date on which certain assets and liabilities of the NETGEAR Business were transferred to the Company, the NETGEAR Business did not incur or otherwise become subject to any of the liabilities or obligations referred to in the preceding sentence except in the ordinary course of business.

     3.11 Taxes. Except as set forth on Exhibit D, the Company has not been required to file any federal, state, county, local or foreign tax returns, and any returns prepared by it or on its behalf are true and correct and all taxes have been timely paid with exceptions not material to the Company and the Company has no liability for any Federal, state or other tax liability asserted by the Internal Revenue Service or any other competent taxing authority or jurisdiction.

     3.12 Property and Assets. The Company has good title to, or a valid leasehold interest in, all of its material properties and assets, including all properties and assets reflected in the statement of assets and liabilities of the Company at December 31, 1999 (the "Balance Sheet") except those disposed of since the date thereof in the ordinary course of business, and none of such properties or assets is subject to any mortgage, pledge, lien, security interest, lease, charge or encumbrance other than (A) minor imperfections of title, if any, that have arisen in the ordinary course of business consistent with best practice, none of which is substantial in amount or materially impairs the use of the property subject thereto, (B) liens for current taxes not yet due or (C) software incorporated therein, the material terms of which are described in the Balance Sheet or in Exhibit D.

     3.13 Intellectual Property.

          (a) The Company owns or is licensed to use all of the Intellectual Property Rights material to the NETGEAR Business.

          (b) Except for the Intellectual Property License Agreement and the agreements referenced in Section 7.02(c) of the Contribution Agreement, there is no other written agreement relating to Intellectual Property Rights that is material to the NETGEAR Business.

          (c) Except as set forth on Exhibit D, the Company has not received any notice of any written claims during the past two (2) years that the conduct of the NETGEAR Business infringes any Intellectual Property Right of any third person and to its Knowledge no such claims are threatened.

          (d) Except as set forth on Exhibit D, the Company has no Knowledge that the NETGEAR Business infringes or misappropriates any Intellectual Property Right of any third person.

          (e) Except as set forth on Exhibit D, there are no claims, suits, or actions against the Company relating to the ownership, licensing or enforceability of any Intellectual Property Right that is material to the NETGEAR Business, and to its Knowledge, no such claims, suits or actions are threatened.

          (f) All capitalized words and terms used in this Section 3.13 and not defined in this Agreement shall have the respective meanings ascribed to them in the Contribution Agreement.

     3.14 Insurance. NNC, on behalf of the Company, maintains valid insurance policies with respect to the Company's properties and business of the kinds and in the amounts not less than is customarily obtained by corporations of established reputation engaged in the same or similar business and similarly situated, including, without limitation, insurance against loss, damage, fire, theft, public liability and other risks. The Company is named as an additional insured on the workers' compensation policy maintained by Trinet Employer Group, Inc. ("Trinet") for Company employees pursuant to a Services Agreement between Trinet and the Company effective as of the date hereof. NNC maintains valid directors and officers insurance policies with respect to the Company, which will remain in place so long as Nortel Networks' equity ownership of the Company remains above 50% of the Company's total outstanding capital stock.

     3.15 Material Contracts and Obligations. Exhibit D sets forth a list of all agreements to which the Company is a party or agreements by which the Company is bound and which have a material effect on the NETGEAR Business, including without limitation (a) any agreement or agreements which individually or collectively requires future expenditures by the Company in excess of $100,000 or which might result individually or collectively in payments to the Company in excess of $100,000, (b) any employment and consulting agreements, employee benefit, bonus, pension, profit-sharing, stock option, stock purchase and similar plans and arrangements, (c) any agreement with any current or former stockholder, officer or director of the Company, or any "affiliate" or "associate" of such persons (as such terms are defined in the rules and regulations promulgated under the Securities Act), including without limitation any agreement or other arrangement providing for the furnishing of services by, rental of real or personal property from, or otherwise requiring payments to, any such person or entity and (d) any material agreement relating to the Intellectual Property Rights necessary for the conduct of the NETGEAR Business as presently conducted or as contemplated to be conducted on the Closing Date.

     3.16 Compliance. The Company has, in all material respects, complied with all laws, regulations and orders applicable to its present and proposed business, and Exhibit D sets forth a list of all material governmental permits and governmental licenses required thereby. To the Company's Knowledge, no employee of the Company is in violation of any term of any contract or covenant (either with the Company or with another entity) relating to employment, patents, assignment of inventions, proprietary information disclosure, non-competition or non-solicitation.

     3.17 Employees. Except as set forth in Exhibit D, the Company has no Knowledge that any employee of the Company, Nortel Networks or NNC necessary for the operation of the NETGEAR Business has plans to terminate his or her employment relationship with the Company subsequent to the consummation of the transactions contemplated by this Agreement. To the Knowledge of the Company, all employees necessary to operate the NETGEAR Business are willing to be employed by the Company.

     3.18 ERISA.

          (a) The Company does not have or otherwise contribute to or participate in any employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), other than a 401(k) plan (the "401(k) Plan") and a short-term disability plan, each of which will be adopted by the Company's Board of Directors effective as of the Closing, and, as of the Closing, the Company will have made all required contributions and will have complied with all applicable laws in connection therewith.

          (b) Immediately following the Closing, no entity that is treated as a single employer with the Company under Section 414 of the Code will maintain, contribute to or have any liability with respect to any employee benefit plan that is subject to the requirements of Section 412 of the Code or Title IV of ERISA.

     3.19 Books and Records. The minute books of the Company contain complete and accurate records of all meetings and other corporate actions of its stockholders and its Board of Directors. The stock ledger of the Company is complete and reflects all issuances, transfers, repurchases and cancellations of shares of capital stock of the Company.

     3.20 Leases. Set forth on Exhibit D is a list of all leases to which the Company is a party. All such leases are valid and subsisting and are in full force and effect.

     3.21 Environmental Matters. There is no pending or, to the Knowledge of the Company, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental

Entity, relating to environmental matters involving the Company, including without limitation those arising under the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Superfund Amendments and Reauthorization Act of 1986, the Federal Clean Water Act, the Federal Clean Air Act, the Toxic Substances Control Act, or any state or local statute, regulation, ordinance, order or decree relating to health, safety or the environment, which violation would have a Company Material Adverse Effect.

          3.22 Inventory. Set forth on Exhibit D is a description of all the inventory of the Company as of the Closing usable and saleable in the NETGEAR Business.

          3.23 Year 2000 Compliance. Both before and after January 1, 2000, the Company's products shall function, during the warranty period for such products, without any material, service-affecting nonconformance to the applicable specifications. The Year 2000 Problem (as defined below) will not have a material adverse effect on the NETGEAR Business. The "Year 2000 Problem" as used herein means any significant risk that computer hardware or software used by the Company in the receipt, transmission, processing, manipulation, storage, retrieval, retransmission or other utilization of data or in the operation of mechanical systems of any kind will not, in the case of dates or time periods occurring after December 31, 1999, function at least as effectively as in the case of dates or time periods occurring prior to January 1, 2000.

          3.24 Investment Company Act of 1940. The Company is not and, after the consummation of the transactions contemplated hereby, will not be an "investment company" or an entity "controlled" by an "investment company," as such terms are defined in the Investment Company Act of 1940, as amended.

          3.25 Public Utility Holding Company Act of 1935. The Company is not and, after the consummation of the transactions contemplated hereby, will not be a "holding company" or "subsidiary company" of a "holding company" or an "affiliate" of a "holding company," as such terms are defined in the Public Utility Holding Company Act of 1935, as amended.

          3.26 U.S. Real Property Holding Corporation. The Company is not now and has never been a "United States Real Property Holding Corporation" as defined in Section 897(c)(2) of the Code and Section 1.897-2(b) of the Regulations promulgated by the Internal Revenue Service.

          3.27 Disclosures. Neither this Agreement nor any Exhibit hereto, when read together, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

     4. Mutual Right of First Refusal. As used in this Section 4, the term "Shares" shall include all shares of capital stock of the Company held by Nortel Networks and the Purchasers (collectively, the "Investors" and individually, an "Investor"), whether now owned or hereafter acquired. For purposes of calculating any Investor's "pro rata" ownership of Shares, all shares of Preferred Stock of the Company shall be deemed to have been converted into Common Stock of the Company.

     4.1  Restrictions on Transfer.

          (a) Any sale, transfer or other disposition, whether voluntarily or by operation of law ("Transfer"), of any of the Shares by an Investor, other than according to the terms of this Agreement, shall be void and transfer no right, title, or interest in or to any of such Shares to the purported transferee.

          (b) An original copy of this Agreement, duly executed by each of the parties hereto, shall be delivered to the Secretary of the Company and maintained at the principal executive office of the Company and made available for inspection by any person requesting it.

          (c) Each of the Investors agrees to present the certificates representing the Shares presently owned or hereafter acquired by him or it to the Secretary of the Company and cause the Secretary to stamp on the certificate in a prominent manner the following legend, in addition to any legends required pursuant to Section 9.3 hereof:

          "The sale of other disposition of any of the shares represented by this certificate is restricted by a Right of First Refusal, as amended from time to time, among certain of the stockholders of the corporation and the corporation (the "Right of First Refusal"). The terms of the Right of First Refusal are available for inspection during normal business hours at the principal executive office of the corporation."

   The foregoing legend shall be removed from the certificates representing any Shares at such time as the Right of First Refusal terminates pursuant to
Section 4.6 herein.

     4.2 Transfers Not Subject to Restrictions. Any Investor may Transfer Shares without compliance with the provisions of this Agreement as follows: with respect to a Transfer of at least 500,000 Shares (subject to adjustment for stock splits, adjustments, and the like) by an Investor which is (i) a partnership, to an affiliate of such partnership, or a corporation, to a wholly owned subsidiary of such corporation or in a distribution to its stockholders;
(ii) a partnership or affiliated partnership, to a partner of such partnership or a retired partner of such partnership who retires after the date hereof, or to the estate of any such partner or retired partner; or (iii) a limited liability company, to a member of such limited liability company or a retired member who resigns after the date hereof or to the estate of any such member or retired member; provided that the transferee in each case agrees in writing to be subject to the terms of this Agreement to the same extent as if it were an original Investor hereunder.

     4.3 Offer of Sale; Notice of Proposed Sale. If any Investor desires to Transfer any of his or its Shares, or any interest in such Shares, in any transaction other than pursuant to Section 4 of this Agreement, such person or entity (the "Selling Investor") shall first deliver written notice of his desire to do so (the "Notice") to the Company and each of the other Investors (collectively, the "Non-Selling Investors"), in the manner prescribed in
Section 10.8 of this Agreement. The Notice must specify: (i) the number of Shares the Selling Investor proposes to sell or otherwise dispose of (the "Offered Shares"), (ii) the consideration per Share to be delivered to the Selling Investor for the proposed sale, transfer or disposition, and (iii) all other material terms and conditions of the proposed transaction.

     4.4  Non-Selling Investors' Option to Purchase.
          -----------------------------------------

          (a) Subject to Section 4.5(a), each Non-Selling Investor shall have the option, exercisable for a period of 15 calendar days from the date of delivery of the Notice, to purchase, on a pro rata basis according to the number of Shares owned by such Non-Selling Investor, the Offered Shares for the consideration per share and on the terms and conditions set forth in the Notice. Such option shall be exercised by delivery by such Non-Selling Investor of written notice to the Secretary of the Company. Alternatively, each Non-Selling Investor may, within the same 15-day period, notify the Secretary of the Company of its desire to participate pro rata in the sale of the Shares (which sale may be conditioned upon the failure of the Non-Selling Investors to fully exercise their options to purchase the Offered Shares) on the terms set forth in the Notice, and the number of Shares it wishes to sell. Such Non-Selling Investor may participate in the sale of Shares up to a number of Shares of the Company equal to (its "Pro Rata Share") the product of (x) the number of Offered Shares times (y) the quotient obtained by dividing (i) the number of Shares (on a fully-diluted basis) owned by such Non-Selling Investor, by (ii) the number of Shares (on a fully-diluted basis) of the Company owned by all Investors, including the Selling Investor, who have elected to participate in the proposed sale of Shares, immediately prior to the Transfer of the Offered Stock to the proposed transferee(s). If such Non-Selling Investors elect to participate in such Transfer, the Selling Investor shall use his, her or its best efforts to obtain the agreement of the prospective transferee(s) to the participation of such Non-Selling Investors in any proposed Transfer and shall not Transfer any shares of the capital stock of the Company to such prospective transferee(s) unless such prospective transferee(s) allow(s) the participation of such Non-Selling Investors on the terms specified in the Notice.

          (b) In the event options to purchase have been exercised by the Non-Selling Investors with respect to some but not all of the Offered Shares, those Non-Selling Investors who have exercised their options within the 15-day period specified in Section 4.4(a) shall have an additional option (and shall be so notified by the Company prior to the end of such 15-day period), for a period of five days next succeeding the expiration of such 15-day period, to purchase all or any part of the balance of such Offered Shares (the "Remaining Shares") on the terms and conditions set forth in the Notice, which option shall be exercised by the delivery of written notice to the Secretary of the Company. In the event there are two or more such Non-Selling Investors that choose to exercise the last-mentioned option for a total number of Remaining Shares in excess of the number available, the Remaining Shares available for each such Non-Selling Investor's option shall be allocated to such Non-Selling Investor pro rata based on the number of Shares owned by the Non-Selling Investors so electing.

          (c) If the options to purchase the Offered Shares are exercised in full by the Non-Selling Investors, the Company shall immediately notify all of the exercising Non-Selling Investors of that fact. The closing of the purchase of the Offered Shares shall take place at the offices of the Company no later than five days after the date of such notice to the Non-Selling Investors.

          4.5  Failure to Fully Exercise Options.

               (a) If the Non-Selling Investors do not exercise their options to purchase all of the Offered Shares within the periods described in this Agreement (the "Option Period"), then all options of the Non-Selling Investors to purchase the Remaining Shares not purchased by the Non-Selling Investors shall terminate, and the Selling Investor shall be free to sell such shares to third parties.

               (b) If the Selling Investor wishes to Transfer any such Shares at a price per Share which differs from that set forth in the Notice, upon terms different from those previously offered to the Investors, or more than 60 days after the expiration of the Option Period, then, as a condition precedent to such transaction, such Shares must first be offered to the Non-Selling Investors on the same terms and conditions as given the Offeror, and in accordance with the procedures and time periods set forth above.

               (c) The proceeds of any sale made by the Selling Investor without compliance with the provisions of this Section 4.5 shall be deemed to be held in constructive trust in such amount as would have been due the Participating Investors if the Selling Investor had complied with this Agreement. Any attempt to Transfer Shares in violation of Sections 4.3, 4.4 or
4.5 of this Agreement shall be void and the Company agrees that it will not effect such a Transfer nor will it treat any alleged transferee as the holder of such Shares.

          4.6  Termination of Right of First Refusal.

               (a) This Right of First Refusal shall terminate upon the earlier of the following events:

                    (i) The sale of all or substantially all of the assets or business of the Company, by merger, sale of assets or otherwise (except a merger or consolidation in which the holders of capital stock of the Company immediately prior to such merger or consolidation continue to hold immediately following such merger or consolidation at least 75% by voting power of the capital stock of the surviving corporation); or

                    (ii) The closing of the Company's initial public offering of shares of Common Stock pursuant to an effective registration statement under the Securities Act of 1933, as amended (the "Act"), resulting in at least $25,000,000 of gross proceeds before deduction of selling and other related expenses to the Company at a concurrent valuation of the Company of not less than $300,000,000 (the "Qualified Initial Public Offering").

               (b) The provisions of Sections 4.3, 4.4 and 4.5 hereof shall not apply to any sale of Shares pursuant to a transaction referred to in Sections 4.6(a)(i) or 4.6(a)(ii) above.

     5. Representations of the Purchasers. Each of the Purchasers severally represents and warrants to the Company as follows:

          5.1 Investment. Such Purchaser is acquiring the Shares, and the shares of Common Stock into which the Shares may be converted, for his, her or its own account for investment and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the same; and, except as contemplated by this Agreement and the Exhibits hereto, such Purchaser has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for the disposition thereof provided that the disposition of Shares and such shares of Common Stock shall at all times be and remain within its control subject to the provisions of this Agreement. Such Purchaser is an "accredited investor" as defined in Rule 501(a) under the Securities Act.

          5.2 Authority. Such Purchaser has full power and authority to enter into and to perform this Agreement and any Ancillary Agreement to which such Purchaser is a party in accordance with their respective terms. Any Purchaser which is a corporation, partnership or trust represents that it has not been organized, reorganized or recapitalized specifically for the purpose of investing in the Company.

          5.3 Experience. Such Purchaser has carefully reviewed the representations concerning the Company contained in this Agreement and has made detailed inquiry and a due diligence investigation concerning the Company, its business and its personnel; the officers of the Company have made available to such Purchaser any and all written information which he, she or it has requested and have answered to such Purchaser's satisfaction all inquiries made by such Purchaser; and such Purchaser has sufficient knowledge and experience in finance and business that he, she or it is capable of evaluating the risks and merits of his, her or its investment in the Company and such Purchaser is able financially to bear the risks thereof.

     6. Conditions to the Obligations of the Purchasers. The obligation of each of the Purchasers to purchase Shares at the Closing is subject to the fulfillment, or the waiver by such Purchaser, of each of the following conditions on or before the Closing:

          6.1 Accuracy of Representations and Warranties. Each representation and warranty contained in Section 3 shall be true on and as of the Closing Date with the same effect as though such representation and warranty had been made on and as of that date, and the Company shall have complied with each covenant to be performed by it on or prior to the Closing Date.

          6.2 Opinions of Counsel. Each Purchaser shall have received an opinion from Gray Cary Ware & Freidenrich LLP, counsel for the Company, dated the Closing Date, addressed to the Purchasers, and satisfactory in form and substance to each Purchaser, to the effect set forth on Exhibit J.

          6.3  Ancillary Agreements.

               (a) Investor Rights Agreement. The Investor Rights Agreement shall have been executed and delivered by the Company, Nortel Networks and each of the Purchasers.

               (b) Contribution Agreement. The Contribution Agreement shall have been executed and delivered by each of the parties thereto.

               (c) Transition Services Agreement. The Transition Services Agreement shall have been executed and delivered by each of the parties thereto.

          (d) Intellectual Property License Agreement. The Intellectual Property License Agreement shall have been executed and delivered by each of the parties thereto.

     6.4  Certificates and Documents. The Company shall have delivered to the
Purchasers:

          (a) The Certificate of Incorporation of the Company, as amended and in effect as of the Closing Date (including the Restated Certificate), certified by the Secretary of State of the State of Delaware;

          (b) A certificate, as of the most recent practicable date, as to the corporate good standing of the Company issued by the Secretary of State of the State of California;

          (c) By-laws of the Company, certified by its Secretary or Assistant Secretary as of the Closing Date; and

          (d) Resolutions of the Board of Directors and stockholder of the Company, authorizing and approving all matters in connection with this Agreement and the transactions contemplated hereby, certified by the Secretary or Assistant Secretary of the Company as of the Closing Date.

          (e) The Warrant shall have been executed and delivered by the Company.

     6.5 Compliance Certificates. The Company shall have delivered to the Purchasers a certificate, executed by the President of the Company, dated the Closing Date, certifying to the fulfillment of the conditions specified in Sections 6.1, 6.3 and 6.4 of this Agreement and to the effect that the Company has complied with each of its covenants under this Agreement and the Ancillary Agreements to be complied with prior to the date hereof.

     6.6 Board Representation. The authorized number of members of the Company's Board of Directors shall consist of seven (7) members and shall be comprised of: (i) one representative of the Company; (ii) two representatives of Purchasers and (iii) four representatives of Nortel Networks.

     6.7 Other Matters. All documents and instruments incident to the transactions contemplated by this Agreement and the Ancillary Agreements shall be reasonably satisfactory in substance and form to the Purchasers, and the Purchasers shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

  7. Condition to the Obligations of the Company. The obligations of the Company under Section 1.2 of this Agreement are subject to fulfillment, or the waiver, of the following conditions on or before the Closing:

     7.1 Accuracy of Representations and Warranties. The representations and warranties of the Purchasers contained in Section 5 shall be true on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of that date.

     7.2 Compliance with Securities Laws. The Company shall be satisfied that the offer and sale to the Purchasers shall be qualified or exempt from registration or qualification under all applicable federal and state securities law.

     7.3 Investor Rights Agreement. The Investor Rights Agreement shall have been executed and delivered by each of the Purchasers and Nortel Networks.

     7.4 Intellectual Property License Agreement. The Intellectual Property License Agreement shall have been executed and delivered by each of the parties thereto.

  8. Affirmative Covenants.

     8.1 Inspection. The Company shall permit each Purchaser and Nortel Networks, or any authorized representative thereof, reasonable access to visit and inspect the properties of the Company, including its corporate and financial records, and to discuss its business and finances with officers of the Company, during normal business hours following reasonable notice.

     8.2  Financial Statements and Other Information.

          (a) The Company shall deliver to Nortel Networks, as long as it and/or its affiliates hold at least 25% of its original number of Series A Preferred Stock (subject to stock splits and similar adjustments), and each Major Purchaser (as defined below):

               (i) within 90 days after the end of each fiscal year of the Company (beginning with the fiscal year ending December 31, 1999), an audited balance sheet of the Company as at the end of such year and audited statements of operations, stockholders' equity and cash flows of the Company for such year, certified by certified public accountants of established national reputation selected by the Company, and prepared in accordance with GAAP consistently applied;

               (ii) within 45 days after the end of each fiscal quarter of the Company (other than the fourth quarter), an unaudited balance sheet of the Company as at the end of such quarter, and unaudited statements of operations, stockholders' equity and cash flows of the Company for such fiscal quarter and for the current fiscal year to the end of such fiscal quarter;

               (iii) within 15 days after the end of each fiscal month of the Company, an unaudited balance sheet of the Company as at the end of such month, and unaudited statements of operations, stockholders' equity and cash flows of the Company for such month; and

               (iv) as soon as available, but in no event later than 30 days before the start of each fiscal year, the Company's annual budget.

               (b) The foregoing financial statements shall be prepared on a consolidated basis if the Company then has any subsidiaries. The financial statements delivered pursuant to clause (ii) of paragraph (a) shall be accompanied by a certificate of the chief financial officer of the Company stating that such statements have been prepared in accordance with GAAP consistently applied (except as noted) and fairly present the financial condition and results of operations of the Company at the date thereof and for the periods covered thereby.

               (c) For purposes of this Agreement, the term "Major Purchaser" shall mean a Purchaser (other than a Purchaser deemed to be a competitor of the Company by a majority of the members of the Company's Board of Directors) owning (together with its affiliates) at least twenty-five percent (25%) of the original number of Shares (as adjusted for stock splits and similar adjustments) on an as-converted basis at the time the Company is required to produce such information.

     For purposes of this Section 8.2, the term "Company" shall include, prior to the date hereof, the NETGEAR Business, whether or not separately operated within the Company's corporate structure.

          8.3 Reservation of Common Stock. The Company shall reserve and maintain a sufficient number of shares of Common Stock for issuance upon conversion of all of the outstanding Shares.

          8.4 Agreements with Employees. The Company shall require all persons now or hereafter employed by the Company to enter into nondisclosure and assignment of inventions agreements substantially in the form of Exhibit K.

          8.5 Board Meetings. A meeting of the Company's Board of Directors shall be held at least once per month, unless otherwise agreed by a majority of directors.

          8.6 D&O Insurance. NNC's directors and officers insurance policies with respect to the Company shall remain in place so long as Nortel Networks' equity ownership of the Company remains above 50% of the Company's total outstanding capital stock.

          8.7 Termination of Covenants. The covenants of the Company contained in Sections 8.1 and 8.5 shall terminate, and be of no further force or effect, upon the closing of a Qualified Initial Public Offering.

     9.   Transfer of Shares.

          9.1  Restricted Shares.  "Restricted Shares" means (i) the Shares,
(ii) the shares of Common Stock issued or issuable upon conversion of the Shares, (iii) any shares of capital stock of the Company acquired by the Purchasers pursuant to the Investor Rights Agreement, and (iv) any other shares of capital stock of the Company issued in respect of such shares (as a result of stock splits, stock dividends, reclassifications, recapitalizations, or similar events); provided, however, that shares of Common Stock which are Restricted Shares shall cease to be Restricted Shares (x) upon any sale pursuant to a registration statement under the Securities Act or Rule 144 under the Securities Act or (y) at such time as they become eligible for sale under Rule 144(k) under the Securities Act.

     9.2 Requirements for Transfer.

          (a) Restricted Shares shall not be sold or transferred unless either
(i) they first shall have been registered under the Securities Act, or (ii) the Company first shall have been furnished with an opinion of legal counsel, reasonably satisfactory to the Company, to the effect that such sale or transfer is exempt from the registration requirements of the Securities Act.

          (b) Notwithstanding the foregoing, no registration or opinion of counsel shall be required for (i) a transfer by a Purchaser which is a corporation to a wholly owned subsidiary of such corporation or to its stockholders as a dividend, a transfer by a Purchaser which is a partnership to a partner of such partnership or a retired partner of such partnership who retires after the date hereof, to an affiliate of such partnership or to the estate of any such partner or retired partner, or a transfer by a Purchaser which is a limited liability company to a member of such limited liability company or a retired member who resigns after the date hereof or to the estate of any such member or retired member; provided that the transferee in each case agrees in writing to be subject to the terms of this Section 9 to the same extent as if it were the original Purchaser hereunder, or (ii) a transfer made in accordance with Rule 144 under the Securities Act.

     9.3 Legend. Each certificate representing Restricted Shares shall bear a legend substantially in the following form:

          "The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be offered, sold or otherwise transferred, pledged or hypothecated unless and until such shares are registered under such Act or an opinion of counsel satisfactory to the corporation is obtained to the effect that such registration is not required."


     The foregoing legend shall be removed from the certificates representing any Restricted Shares, at the request of the holder thereof, at such time as they become eligible for resale pursuant to Rule 144(k) under the Securities Act or are to be sold pursuant to Rule 144.

     10. Miscellaneous.

          10.1 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Subject to the terms of Section 9 herein, this Agreement, and the rights and obligations of each Purchaser hereunder, may be not assigned by such Purchaser.

          10.2 Confidentiality. Each Purchaser agrees that he, she or it will keep confidential and will not disclose, divulge or use for any purpose other than to monitor his, her or its investment in the Company any confidential, proprietary or secret information which such Purchaser may obtain from the Company pursuant to financial statements, reports and other materials submitted by the Company to such Purchaser pursuant to this Agreement, or pursuant to visitation or inspection rights granted hereunder ("Confidential Information"), unless such

Confidential Information is known, or until such Confidential Information becomes known, to the public (other than as a result of a breach of this Section
10.2 by such Purchaser); provided, however, that a Purchaser may disclose Confidential Information (i) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company, (ii) to any prospective purchaser of any Shares from such Purchaser as long as such prospective purchaser agrees in writing to be bound by the provisions of this
Section 10.2, (iii) to any affiliate of such Purchaser or to a partner, stockholder or subsidiary of such Purchaser, provided that such affiliate agrees in writing to be bound by the provisions of this Section 10.2 or (iv) as may otherwise be required by law, provided that the Purchaser takes reasonable steps to minimize the extent of any such required disclosure.

     10.3 Survival of Representations and Warranties. All agreements, representations and warranties contained herein shall survive the execution and delivery of this Agreement and the closing of the transactions contemplated hereby.

     10.4 Expenses. The Company shall pay, at the Closing, the reasonable fees, expenses and disbursements (up to a maximum of $35,000) of Dewey Ballantine LLP, counsel to the Purchasers, in connection with the review of this Agreement and the other agreements contemplated hereby and the closing of the transactions contemplated hereby.

     10.5  Brokers.  The Company, Nortel Networks and each Purchaser
(i) represents and warrants to the other parties hereto that he, she or it has not retained a finder, broker or consultant in connection with the transactions contemplated by this Agreement, and (ii) will indemnify and save the other parties harmless from and against any and all claims, liabilities or obligations with respect to brokerage or finders' fees or commissions, or consulting fees in connection with the transactions contemplated by this Agreement asserted by any person on the basis of any statement or representation alleged to have been made by such indemnifying party.

     10.6 Severability. In the event that any provision of this Agreement is found to be invalid, voidable or unenforceable, the parties to this Agreement each agree such invalidity, voidability or unenforceability shall affect neither the validity of this Agreement nor the remaining portions hereof, and that the provision in question shall be deemed to be replaced with a valid and enforceable provision most closely reflecting the intent and purpose of the original provision.

     10.7 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of laws of any other jurisdiction.

     10.8 Notices. All notices, requests, consents, and other communications under this Agreement shall be in writing and shall be deemed delivered (i) two business days after being sent by registered or certified mail, return receipt requested, postage prepaid or (ii) one business day after being sent via a reputable nationwide overnight courier service guaranteeing next business day delivery, in each case to the intended recipient as set forth below:

     If to the Company, at 4401 Great America Parkway, MS SC1-06, Santa Clara, California 95052, Attention: President, or at such other address or addresses as may have been furnished in writing by the Company to the Purchasers, with a copy to Bruce E. Schaeffer, Esq., Gray Cary Ware & Freidenrich LLP, 400 Hamilton Avenue, Palo Alto, California 94301; or

     If to Nortel Networks, at 4401 Great America Parkway, MS SC2-05, Santa Clara, California 95052, Attention: Law Department, or at such other address or addresses as may have been furnished to the other parties hereto in writing by Nortel Networks; or

     If to a Purchaser, at his or its address set forth on Exhibit A, or at such other address or addresses as may have been furnished to the Company in writing by such Purchaser, with a copy to E. Ann Gill, Esq., Dewey Ballantine LLP, 1301 Avenue of the Americas, New York, New York 10019, unless otherwise indicated on Exhibit A.

     Any party may give any notice, request, consent or other communication under this Agreement using any other means (including, without limitation, personal delivery, messenger service, telecopy, first class mail or electronic mail), but no such notice, request, consent or other communication shall be deemed to have been duly given unless and until it is actually received by the party for whom it is intended. Any party may change the address to which notices, requests, consents or other communications hereunder are to be delivered by giving the other parties notice in the manner set forth in this Section.

          10.9 Complete Agreement. This Agreement (including its Exhibits) and the Ancillary Agreements constitute the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter.

          10.10 Amendments and Waivers. Except as otherwise expressly set forth in this Agreement, any term of this Agreement may be amended or terminated and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Company, Nortel Networks, and the holders of more than 50% of the shares of Common Stock issued or issuable upon conversion of the Shares. Notwithstanding the foregoing, this Agreement may be amended with the consent of the holders of less than all of the shares of Common Stock issued or issuable upon conversion of the Shares only in a manner which affects all such holders in the same fashion. Any amendment, termination or waiver effected in accordance with this Section 10.10 shall be binding upon each holder of any Shares (including shares of Common Stock into which such Shares have been converted), even if they do not execute such consent, and each future holder of all such securities and the Company. No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

          10.11 Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

     10.12 Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which shall constitute one and the same document. This Agreement may be executed by facsimile signatures.

     10.13 Section Headings. The section headings are for the convenience of the parties and in no way alter, modify, amend, limit, or restrict the contractual obligations of the parties.

                 [Remainder of page intentionally left blank.]

     IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the date above first written.

                                   NETGEAR, INC.

                                   By: /s/ Patrick Lo
                                       ----------------------------------
                                   Name:  Patrick Lo
                                   Title: Chief Executive Officer

                                   NORTEL NETWORKS NA INC.

                                   By: /s/ Rick Tallman
                                       ----------------------------------
                                   Name:  Rick Tallman
                                   Title: Assistant Secretary


                                   PEQUOT PRIVATE EQUITY FUND II, L.P.
                                   By:    Pequot Capital Management, Inc.,
                                          Investment Manager

                                   By:
                                       ----------------------------------

                                   Name:  David J. Malat
                                   Title: Chief Financial Officer,
                                          Pequot Capital Management, Inc.

[Series B Convertible Participating Preferred Stock Purchase Agreement - Signature Page]

     IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the date above first written.

                                 NETGEAR, INC.

                                 By:
                                    ___________________________________________

                                 Name: Patrick Lo
                                 Title: Chief Executive Officer


                                 NORTEL NETWORKS NA INC.

                                 By:
                                    ___________________________________________

                                 Name:
                                 Title:

                                 PEQUOT PRIVATE EQUITY FUND II, L.P.
                                 By: Pequot Capital Management, Inc., Investment
                                     Manager

                                 By: /s/ David J. Malat
                                    ____________________________________________

                                 Name: David J. Malat
                                 Title: Chief Financial Officer, Pequot Capital
                                        Management, Inc.

[Series B Convertible Participating Preferred Stock Purchase Agreement -- Signature Page]

                                LIST OF EXHIBITS

Exhibit A -- List of Purchasers

Exhibit B -- Contribution Agreement

Exhibit C -- Amended and Restated Certificate of Incorporation

Exhibit D -- Disclosure Schedule

Exhibit E -- Warrant to Purchase Common Stock

Exhibit F -- Securityholders of the Company

Exhibit G -- Investor Rights Agreement

Exhibit H -- Transition Services Agreement

Exhibit I -- Intellectual Property License Agreement

Exhibit J -- Opinion of Gray Cary Ware & Freidenrich LLP

Exhibit K -- Non-Disclosure and Assignment of Inventions Agreement

                                   EXHIBIT A

                               LIST OF PURCHASERS


                                                    No. of Shares of
                                                   Series B Preferred          Aggregate
Name and Address of Purchaser                         @$7.90/Share           Purchase Price
-----------------------------                     ------------------        --------------
Pequot Private Equity Fund II, L.P.                    1,897,450              $14,989,855
500 Nyala Farm Road
Westport, Connecticut 06880
Attn: David J. Malat, Chief Financial Officer,
Pequot Capital Management, Inc.

               TOTAL:                                  1,897,450              $14,989,855

                                   EXHIBIT D

                                 NETGEAR, INC.

                  SERIES B CONVERTIBLE PARTICIPATING PREFERRED

                            STOCK PURCHASE AGREEMENT

                              DISCLOSURE SCHEDULE

     Pursuant to Section 3 of the Series B Convertible Participating Preferred Stock Purchase Agreement dated March 10, 2000 (the "Agreement") by and among NETGEAR, Inc., a Delaware corporation (the "Company"), Nortel Networks NA Inc., a Delaware corporation ("Nortel Networks"), and the individuals and entities listed on Exhibit A thereto (the "Purchasers"), the Company hereby delivers this Disclosure Schedule (the "Schedule"). The section numbers in the Schedule correspond to the section numbers in the Agreement. Any information disclosed under any section in the Schedule is deemed to qualify all of the representations and warranties contained in Section 3 of the Agreement, regardless of the heading under which a disclosure is made. Capitalized terms used in the Schedule, unless otherwise specified, have the same meanings given them in the Agreement.

3.9 Financial Statements.

Follow this page.

3.10 Absence of Liabilities.

     The Company has paid for 14 licenses of Impromptu Software (a report writer produced by Cognos, Inc.), but is currently using up to 31 copies. The Company intends to purchase 17 additional licenses at $800 each, totaling $13,600.

     Balance Sheet as attached in Section 3.9: Final 12/31/1999 Price Protection reconciliation is in process as part of the Deloitte & Touche year-end audit. The Company does not expect that there will be material changes to the price protection actuals and liabilities as stated in the attached financials.

     For Final 12/31/1999 liabilities associated with international operations, the financial statements include amounts provided by Nortel for each geography. However, in most cases detail has not yet been provided to the Company, nor has there been a contact available, to confirm the accuracy of the balances.

     The equity section of the attached financials will be adjusted according to the final closing, including adjustments for Nortel paid in capital, future warrants, and other items as required per the final agreements.

     The Company's FY99 audit is currently underway. Adjustments to deferred revenue and other liabilities may be required as a result of Deloitte & Touche's review.

3.12 Property and Assets.

     In all material respects all property and assets associated with NETGEAR operations worldwide have been included as Fixed Assets in the attached financial statements. The actual sale of these assets, and establishment of the associated tax liability, has not yet been completed. For domestic assets, an estimated tax liability of $19.7K will be due to the State of California as a result of the sale of assets.

3.14 Insurance.

     From Trinet Contract Section X.A.2: TRINET shall obtain and maintain in effect such workers' compensation insurance and other employee insurance coverages with respect to NETGEAR Employees that employers are required by applicable Regulation to provide to their employees. TRINET agrees to cause its workers' compensation carrier to name NETGEAR as an additional insured on TRINET's workers' compensation insurance policy and to include in such policy an endorsement which shall provide payment of workers' compensation benefits on behalf of NETGEAR if applicable Regulation requires that NETGEAR, rather than or in addition to TRINET, pays such workers' compensation benefits to NETGEAR Employees.

3.15 Material Contracts and Obligations.

Vendor agreements:
Celestica Asia

Celestica Hong Kong Limited
CONVERGYS
DELTA ELECTRONICS INC.
D-LINK CORPORATION
LOGISTIX
MALLIET CONSULTING
SYSTEMS UNION, INC
TED MADER ASSOCIATES (TMA)
THE HOFFMAN AGENCY
ZYXEL COMMUNICATIONS CORP

PO by PO agreement Vendors:
4P, INC.
AIL SYSTEMS, INC./TSO
AIRBORNE EXPRESS
BEL FUSE INC.
BUREAU OF TRANSLATION SERVICES
BUSINESS WIRE
C&I PHOTOGRAPHY
CABLE EXPRESS CORP.
CDW
CIRCUIT CITY STORES, INC
CompuCare Marketing
COMPUCARE, INC
CompUSA
COMPUTER MARKET RESEARCH, LTD
CONTACT EAST
CONTINENTAL PROMOTIONS GROUP
COSTCO WHOLESALE
CRESCENT TRUCK LINES, INC
DATACOM WAREHOUSE - CANADA
DELTA NETWORKS, INC.
DELTA PRODUCTS CORP
DHL WORLDWIDE EXPRESS
DIGITAL NETWORK SERVICES
E & I DESIGN
E-POWER MARKETING, INC
EXACT DUPLICATES
EXPEDITORS INTERNATIONAL
EXPRESS FREIGHT SYSTEM
EXPRESS PRINTING & GRAPHICS
FDX SUPPLY CHAIN SERVICES
FEDERAL EXPRESS
FEDEX N.A. LOGISTICS
FORWARD COMPANIES
FRY'S ELECTRONICS

GARTNER GROUP, INC.
GEORGE P. JOHNSON CO.
GLOBAL COMPUTER SUPPLIES
HARDWARESTREET.COM, INC.
HIRE KNOWLEDGE
HOW2HQ
IDC
IMS FREIGHT
IMS FREIGHT HONG KONG
INGRAM MICRO, INC
Insight
INSTY-PRINTS
Intelligence Network Online
INTERAMERICAN MRKTG SERVICES
INTERMEMORY CORP.
J&R MUSIC/COMPUTER WORLD
JP DIGITAL
K/P CORPORATION
KIN-SHINE PRINTING CORP
LITE-ON COMMUNICATIONS CORP
LOGISTIX - MA
MCI Worldcom
MERGE Technologies Group, Inc.
MicroCenter, inc
MICROSTANDARD DISTRIBUTORS
MICROWAREHOUSE, INC
MILLER TOMBACK
NECX HOME & OFFICE COMPUTER
NETCOM SYSTEMS, INC
NETIS TECHNOLOGY
NIPPON EXPRESS
OVERNITE
PAR LITHOGRAPHIC COMMUNICATION
PC CONNECTION, INC
PC WAREHOUSE
PHIL PELLOUCHOUD
PORTLINK USA INCORPORATED
Postmaster
PRECISION CONSULTING
PROGRESSIVE SOLUTIONS
RAPID DISPLAYS
RCS COMPUTER EXPERIENCE
RED HOT RADIO
SAN JOSE SABERCATS
SERVICE PLUS
SHOPNOW.COM NETWORK

SLIMWARE, INC
STEWART OFFICE SUPPLIES
TCN
THE CHASM GROUP
TIGER DIRECT
UNITED PARCEL SERVICE
UNITED STATES POSTAL SERVICE
VALUE AMERICA, INC
VIKING FREIGHT
VINCE MACKEL, INC
WATKINS MOTOR LINES, INC.
YELLOW FREIGHT SYSTEM, INC
YOKOGAWA CORP
ZD EVENTS

Sales Rep Firms with Agreements:
ASI
ASTROKAM
INNOVATIVE -- VANGUARD
LINEAU ASSOCIATES
ONSALE
SALESTREAM
SELECT SALES
TECH DATA -- CANADA
TECH PLUS
YOHAY ASSOCIATES

Employee Agreements:
Patrick Lo
Mark Merrill
Rick Fabiano
Stephen Dix
Chip Smith
Jean-Michel Bielli
Magnus Erlandsson
Ian McLean
Gin Gyeom Kim
Hirohito Nakagawa
Hiroshi Taeuchi
David Soares
Sue Ponder
Marco Peters

Bonus Plan:
All Permanent NETGEAR Employees participate in a bonus plan. Annual Targeted Bonus Opportunity is 20% of Annual Base Salary, and is paid out based on achievement of financial objectives (Revenue and Profit). Prior to July, 1999 NETGEAR's bonus plan period was based on a July-June fiscal year. For the July-December, 1999 period, the bonus plan (as well as other variable compensation including sales commissions) was set for the 6-month period to allow NETGEAR to move bonus/commission plans to a calendar year starting 1/1/2000.

Based on actual achievement of financial objectives for the July-December, 1999 period, NETGEAR's VP of Finance and CEO determined that a payout of 11.5% of annual salary (115% of target) was due employees. Of this amount, 10% of salary had been accrued in the operating results for July-December, 1999 and 1.5% of salary was a variance due to overachievement of target financial results. However, because the plan had not been formally approved by Nortel HR, the bonus payout has not yet taken place. This item will be included in the agenda of the initial post-closing NETGEAR board meeting to be held in early March.

NETGEAR intends to continue to offer the NEGEAR Bonus to all permanent employees at a targeted rate of 20% in the future. Starting in 2000, the plan period will be January 1, 2000 through December 31, 2000. Monthly accruals will continue to be booked at this rate and will be adjusted according to financial performance throughout the fiscal year.

3.20 Leases

     3 Dell Latitude CPi 366 laptops and 19" monitors in the US (Malloy, Gregory, Hill)

     1 PC (Takeuchi in Japan)

     1 PC (Robbins in Australia)

     Office lease - Werdann (through 10/31/00), Executive Offices USA, 2516 Highway 35, Manasquan, NJ 08736, 732-223-4444, Monthly Lease Payment - $650.00, Lease includes rental of Office Space #2 and office furniture. Does not, include incidentals such as: copies, fax's, mail, etc.

     Automobile - Erlandsson (Handelsbanken Finans, expire 2002-04-30, Monthly lease including insurance are SEK 5926 exkl. VAT. ($690).

     Automobile - Bielli (Renault Megane Scenic, # 612 BQA 92), Contract finishing 23 Oct 2001, 75000 KM (47000 Miles), Value: FF 3159,94 FF (plus 609F taxes)/month, plus Insurance: approx. 5000F/year

     Automobile - Germany (2)

3.22 Inventory.

-------------------------------------------------------------------------------------------------------------------------
Inventory Reconciliation
-------------------------------------------------------------------------------------------------------------------------
               Period: December CY99
-------------------------------------------------------------------------------------------------------------------------
                                                                                                     CURRENT MONTH
-------------------------------------------------------------------------------------------------------------------------
                                                                                     QTY                  AMOUNT
-------------------------------------------------------------------------------------------------------------------------
               CFXSR          Clear FEDEX Stk Tot                                    119            $    21,198.57
-------------------------------------------------------------------------------------------------------------------------
               CFXWR          Clear FEDEX Wty                                        240                 24,425.89
-------------------------------------------------------------------------------------------------------------------------
               CLRHK                                                                                $
-------------------------------------------------------------------------------------------------------------------------
               CLRHK          Clear S/B 0                                              3            $       486.87
-------------------------------------------------------------------------------------------------------------------------
               CONSG          Consig UK S/B 0                                                       $
-------------------------------------------------------------------------------------------------------------------------
               CSCRP          Clear Scrap                                              2            $       310.26
-------------------------------------------------------------------------------------------------------------------------
               FGIHK          HK Finish Goods                                                       $
-------------------------------------------------------------------------------------------------------------------------
               FGISJ          SJ Finish Goods                                         82            $     5,026.76
-------------------------------------------------------------------------------------------------------------------------
                                                                                       1            $        69.85
-------------------------------------------------------------------------------------------------------------------------
               MSRSJ          SJ Mis-ship Return                                   1,926            $   129,745.23
-------------------------------------------------------------------------------------------------------------------------
               RFIHK          HK Refurb Invent                                     4,561            $   387,608.29
-------------------------------------------------------------------------------------------------------------------------
               RFISJ          SJ Refurb Invent                                       973            $    84,654.87
-------------------------------------------------------------------------------------------------------------------------
               SRRHK          HK Stock Rotation                                      198            $    22,946.58
-------------------------------------------------------------------------------------------------------------------------
               SRRSJ          SJ Stock Rotation                                    5,455            $   495,706.85
-------------------------------------------------------------------------------------------------------------------------
               WRFHK          HK Wty test failures                                   129            $     6,790.11
-------------------------------------------------------------------------------------------------------------------------
               WRIHK          HK Warranty Rtns                                       569            $    56,394.51
-------------------------------------------------------------------------------------------------------------------------
               WRISJ          SJ Warranty Rtns                                     7,306            $   530,719.93
-------------------------------------------------------------------------------------------------------------------------
               WRTHK          HK Wty Rtns in-trans                                  -817            $   (54,851.06)
-------------------------------------------------------------------------------------------------------------------------
               WRTSJ                                                               2,148                262,887.49
-------------------------------------------------------------------------------------------------------------------------
               WRWHK                                                               6,643            $   462,096.74
-------------------------------------------------------------------------------------------------------------------------
               WRZHK                                                              21,705            $   452,598.20
-------------------------------------------------------------------------------------------------------------------------
               XSIHK          HK Components                                        9,628            $ 1,172,106.11
-------------------------------------------------------------------------------------------------------------------------
               XSISJ          SJ Components                                        5,270            $ 1,511,850.27
-------------------------------------------------------------------------------------------------------------------------
               ZRMHK          HK Components                                                         $
-------------------------------------------------------------------------------------------------------------------------
               ZXESC                                                                                $
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------
                Total                                                             66,141            $ 5,572,772.32
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------
2500    Balance in G/L - Sun                                                                        $ 5,572,772.32
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------
                                                                                Difference          $
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------
        Reconciliation of difference
-------------------------------------------------------------------------------------------------------------------------
        IMS Adjustments       Adj S/b done
                              to invent report
                              as Sun G/L has
                              been expensed
-------------------------------------------------------------------------------------------------------------------------
        IMS Adjustments
-------------------------------------------------------------------------------------------------------------------------
        Adj S/b done
        to G/L for revalue
        on std costing for
        the Excess inv
-------------------------------------------------------------------------------------------------------------------------
        Accrual to correct inventory for double receipts
        difference between carrying value and std cost
        changes
-------------------------------------------------------------------------------------------------------------------------
        Excess/Obsolete Reserve

        Inventory reserve E and O                                                                   $(1,267,386.63)
-------------------------------------------------------------------------------------------------------------------------
        Stock rotation reserve in COS Aug INTECK
-------------------------------------------------------------------------------------------------------------------------

[GRAY CARY WARE LETTERHEAD]



                                                                    Our File No:
                                                                  1020821-907000

March 10, 2000

Purchaser Listed on Exhibit A
to the Series B Convertible Participating
Preferred Stock Purchase Agreement

     Re: Series B Convertible Participating Preferred Stock Purchase Agreement, dated as of March 10, 2000 by and between NETGEAR, Inc., a Delaware corporation, and the Purchaser listed on Exhibit A thereto

Ladies and Gentlemen:

     We are legal counsel to NETGEAR, Inc., a Delaware corporation (the "Company"), and we are rendering this opinion pursuant to Section 6.1 of the Series B Convertible Participating Preferred Stock Purchase Agreement, dated March 10, 2000, between the Company and you (the "Agreement") in connection with the sale and issuance of 1,897,450 shares of Series B Preferred Stock (the "Shares"). Capitalized terms used in this opinion, unless specifically defined herein, have the meanings assigned them in the Agreement.

     In connection with this opinion, we have reviewed only the documents of the Company listed on Exhibit A hereto. As to factual matters, we have relied solely upon, and assumed the accuracy, completeness, and genuineness of, a certificate of an officer of the Company (the "Certificate"), certificates of public officials and oral and written representations made to us by officers of the Company. We have made no independent investigation of any of the facts stated in any such certificate or representation; however, nothing has come to our attention which would lead us to believe that such facts or the opinions express herein are inaccurate. In particular, with respect to our opinion in Paragraph 1 regarding the Company's qualification as a foreign corporation, we have relied solely on the Certificate and the oral and written representations made to us by the officers of the Company that the Company owns or leases no property, has no employees and has no sales outside California. With respect to our opinion in Paragraph 4 hereof that all issued and outstanding shares are fully paid, we have relied exclusively upon a representation concerning receipt by the Company of consideration for such shares made to us in the Certificate. With respect to our opinion in Paragraph 5 hereof that the shares of Common Stock issuable upon conversion of the Shares and upon exercise of the Warrant will be validly issued, we have assumed that such shares will be evidenced by appropriate certificates, duly executed and delivered. With respect to our opinion in Paragraph 6 hereof regarding material agreements of the Company, we have relied solely upon (i) our review



[LETTERHEAD FOOT]

March 10, 2000
Page Two


of the material agreements provided to us by the Company and (ii) our review of the Company's minute book and all documents referred to in such minute book and a representation from officers of the Company that the agreements listed on Exhibit A hereto are all of the Company's material agreements. With respect to our opinion in Paragraph 6 regarding judgments, decrees and orders, we have relied solely upon a representation made to us in the Certificate to the effect that except as may otherwise be set forth in the Agreement and the Exhibits thereto, there are no judgments, decrees or orders binding upon the Company. We are not aware of any judgment, decree or order binding upon the Company. With respect to our opinion in Paragraph 7, we have relied solely upon an inquiry of officers of the Company concerning pending or threatened litigation or governmental or other proceedings or investigations, representations made to us in certificates executed by officers of the Company and an inquiry of attorneys within our firm who perform legal services for the Company; we have not made any examination of public records (including, without limitation, the plaintiff or defendant indices of any state or federal courts). In providing our opinion in Paragraph 9 hereof, we have also relied upon the Certificate with respect to certain factual information relating to the offerees of the Shares.

     Where we render an opinion "to our knowledge" or concerning an item "known to us" or our opinion otherwise refers to our knowledge, it is intended to indicate that during the course of our representation of the Company, no information that would give us current actual knowledge of the inaccuracy of such statement has come to the attention of those attorneys currently in this firm who have rendered or are rendering substantive legal services to the Company in the transactions contemplated by the Agreement. However, except as otherwise expressly indicated, we have not undertaken any independent investigation to determine the accuracy of such statement and any limited inquiry undertaken by us during the preparation of this opinion letter should not be regarded as such an investigation; no inference as to our knowledge of any matters bearing on the accuracy of any such statement should be drawn from the fact of our representation of the Company.

     In addition, we have assumed that the representations and warranties as to factual matters made by the Company and you in Sections 3 and 4, respectively, of the Agreement are true and correct. We have also assumed the genuineness and authenticity of all documents submitted to us as originals (other than the signatures of the Company), the conformity to originals of all documents submitted to us as copies, the due execution and delivery of the Agreement and all other documents referenced therein by any party other than the Company when due execution and delivery are a prerequisite to the effectiveness thereof, that you have received all of the documents that you were required to receive under the Agreement, and that the Agreement and all other documents referenced therein are binding obligations on you.

     We express no opinion concerning any law other than the law of the State of California, the Delaware General Corporation Laws ("Delaware Law") and the federal law of the United States. As to matters of Delaware Law, we have based our opinion solely upon our examination of such laws and the rules and regulations of the authorities administering such laws, all as reported in standard, unofficial compilations. Opinions of counsel licensed to practice law in

March 10, 2000
Page Three

states other than the State of California have not been obtained to support the opinions contained herein.

     With respect to the opinions set forth in the numbered Paragraphs 1 through 9 below, we express no opinion as to (i) the availability of equitable remedies, including specific performance, (ii) the enforceability of the provisions of Section 2.5 of the Rights Agreement regarding indemnification of the Purchaser and the Company with respect to the registration of the sale of the Company's securities with the Securities and Exchange Commission, (iii) compliance or noncompliance with the antifraud provisions of state and federal laws, rules and regulations concerning the issuance of securities, (iv) the effect of bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally, (v) the enforceability of the Agreement under
Section 1670.5 of the California Civil Code, and (vi) the effect of Section 1698 of the California Civil Code and similar statutes and federal laws and judicial decisions providing that oral modifications to a contract or waivers of contractual provisions may be enforceable, if the modification was performed, notwithstanding any express provision in the agreement that the agreement may only be modified or an obligation thereunder waived in writing or creating an implied agreement from trade practices or course of conduct.

     Subject to the foregoing, it is our opinion that as of the date hereof:

     1. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite corporate power and authority to own and operate its properties and assets, and to carry on its business as presently conducted.

     2. The Company has all requisite corporate power to enter into the Agreement, the Investor Rights Agreement, the Contribution Agreement, the Transition Services Agreement, the Intellectual Property License Agreement, the Transition Services Agreement, the Warrant and the Stockholders' Voting Agreement (collectively, the Agreement, the Investor Rights Agreement, the Contribution Agreement, the Transition Services Agreement, the Intellectual Property License Agreement, the Transition Services Agreement, the Warrant and the Stockholders' Voting Agreement are referred to herein as the "Transaction Agreements"), to sell the Shares, and to carry out and perform its obligations under the terms thereof. The Transaction Agreements have been duly authorized by all necessary corporate action on the part of the Company and have been duly executed and delivered by the Company. The Transaction Agreements are valid and binding obligations of the Company, enforceable in accordance with their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting the enforcement of creditors' rights.

     3. The Amended and Restated Certificate of Incorporation (the "Amended Certificate") has been duly authorized and adopted by the Board of Directors of the Company and has been approved by a majority of the stockholders of the Company.

March 10, 2000
Page Four

     4. The authorized capital stock of the Company consists of 20,000,000 shares of Common Stock, $0.001 par value per share (the "Common Stock"), and 16,897,450 shares of Preferred Stock, $0.001 par value per share, 15,000,000 of which have been designated Series A Preferred Stock and 1,897,450 of which have been designated Series B Preferred Stock. Prior to the issuance of the Shares at the Closing, there were issued and outstanding no shares of Common Stock, 15,000,000 shares of Series A Preferred Stock, and no shares of Series B Preferred Stock. The Series A Preferred Stock has, and when issued, the Series B Preferred Stock shall have, the rights, preferences, privileges and restrictions set forth in the Amended Certificate. Sufficient Common Stock has been reserved to provide for conversion of the Series A Preferred Stock and the Series B Preferred Stock, and exercise of the Warrant. To our knowledge and except for the Warrant or as disclosed in the Schedule of Exceptions to the Agreement, there are no outstanding rights, options, warrants, conversion rights or agreements for the purchase or acquisition from the Company of any shares of its capital stock.

     5. The Shares, when issued in compliance with the provisions of the Agreement, will be duly authorized, validly issued, fully paid and non-assessable. The issuance of the Shares is not subject to any preemptive rights or, to our knowledge, rights of first refusal, created by the Company which have not been complied with or waived. The shares of Common stock issuable upon conversion of the Shares and upon exercise of the Warrant, have been duly and validly reserved and are not subject to any preemptive rights or, to our knowledge, rights of first refusal created by the Company and, upon conversion of the Shares in accordance with the Company's Amended Certificate and cancellation of the Shares, or upon exercise of the Warrant, will be duly authorized, validly issued, fully paid and nonassessable.

     6. Neither the execution, delivery or performance of the Agreement, nor the issuance of the Shares nor the issuance of the Common Stock issuable upon conversion thereof and upon exercise of the Warrant, will violate any term of the Amended Certificate or Bylaws; and, to our knowledge, such transactions will not, in any material respect, violate or conflict with or constitute a default under the provisions of any judgment, decree or order binding upon the Company.

     7. To our knowledge, except as described or disclosed in the Agreement or in exhibits thereto, no action, suit, proceeding or investigation is pending or threatened against the Company, its subsidiary NETGEAR International, Inc., or their respective properties.

     8. All consents, approvals and authorizations of and filings with any federal or state governmental authority required on the part of the Company, if any, in connection with the valid execution and delivery of the Transaction Agreements, or the consummation of the transactions contemplated thereby, have been obtained or made, except, if required after the sale of the Shares, filings to be made under the Securities Act of 1933, as amended, and the California Corporate Securities Law of 1968, as amended, which filings are to be filed after the Closing in the time prescribed by law.

March 10, 2000
Page Five


     9. The offer and sale of the Shares in conformity with the terms of the Agreement, and the Common Stock issuable upon conversion of the Shares or upon exercise of the Warrant, are in compliance with or exempt from the registration requirements of Section 5 of the Securities Act of 1933, as amended and the qualification requirements of the California Corporate Securities Law of 1968, as amended.

     This opinion may be relied upon by you only in connection with the Transaction Agreements and the transactions contemplated therein and may not be used or relied upon by you or any other person for any other purpose without our prior written consent.

Very truly yours,



GRAY CARY WARE & FREIDENRICH LLP

March 10, 2000
Page Six


                                   EXHIBIT A

1. Copies of the Certificate of Incorporation of the Company as amended to the date hereof.

2. Copies of the Bylaws of the Company, as amended to the date hereof and as certified to be complete and true by the Secretary of the Company.

3. The minute book of the Company containing minutes of meetings of the Board of Directors and stockholders and written consents of the Board of Directors and stockholders through the date hereof.

4. The Agreement and all other agreements or documents referenced therein or in the exhibits thereto, including all exhibits thereto.

5.   The stock certificates representing the Shares.

                NETGEAR, INC. EMPLOYEE INVENTION ASSIGNMENT AND

                       PROPRIETARY INFORMATION AGREEMENT


I, the undersigned, acknowledge, represent, and agree, in consideration of the commencement or continuation of my employment by Netgear, Inc. ("Netgear"), a subsidiary of Netgear, or an affiliate of Netgear (collectively "Netgear"), and the compensation promised me, that:

1. I understand that my employment by Netgear creates a relationship of confidence and trust with respect to any information of a confidential or secret nature that may be developed by me in my capacity as an employee of Netgear or may be disclosed to me by Netgear that relates to the business of Netgear or to the business of any parent, subsidiary, affiliate, customer or supplier of Netgear, or of any other third party who entrusted the same to Netgear ("Proprietary Information"). Such Proprietary Information includes, but is not limited to, technical and business information relating to Netgear's inventions or products, research and development, marketing plans, product plans, business strategies, financial information, forecasts, production, manufacturing and engineering processes, personnel lists and information relating to skill set and compensation, and customer and prospective customer lists whether or not it is in written or permanent form. Such Proprietary Information does not include any information which is or becomes part of the public domain not in violation of any agreement with Netgear.

2. At all times, both during the period I am employed by Netgear and after termination of my employment, I will keep all Proprietary Information in confidence and trust, and I will not use or disclose any Proprietary Information without the written consent of Netgear, except as authorized by Netgear. Upon termination of my employment by Netgear or upon request by Netgear, I will promptly deliver to Netgear all documents and materials of any nature pertaining to my work with Netgear, and I will not take with me any documents or material or copies thereof containing any Proprietary Information. I agree to be bound by all obligations and restrictions imposed by third parties on Netgear regarding inventions made during the course of work under agreements with those third parties or regarding the confidential nature of that work.

3. I will promptly disclose in writing to Netgear all inventions, improvements, original works of authorship, formulas, processes, computer programs, databases, technical developments and trade secrets ("Inventions"), whether or not patentable, copyrightable, or subject to protection as trade secrets, that are made or conceived or first reduced to practice or created by me, either alone or jointly with others, during the period of my employment by Netgear, whether or not in the course of my work for Netgear.

4. I hereby assign and agree to assign to Netgear, my entire right, title and interest in and to all Inventions, patents (and all related applications) that are developed by me, alone, or with others using equipment, supplies, facilities, or trade secrets of Netgear; that result from work performed by me for Netgear; or that relate to the business or the actual or anticipated research or development of Netgear, and agree that all and any such Inventions will be the sole and exclusive property of Netgear. Any previous work done by me for Netgear relating in any way to the conception, design, development or support of products for the company is the property of Netgear. This agreement to assign shall specifically not apply to any invention developed by me which qualifies under the provision of California Labor Code Section 2870.

5. I will assist Netgear and its designees, both during and after my employment, to obtain, maintain and enforce patents, copyrights and other legal protections for Inventions in any and all countries as Netgear deems appropriate at the company's expense. I will keep and maintain adequate and current written records of all Inventions, which shall be and remain the property of Netgear. I hereby waive all claims to moral rights in any Inventions.

Employment Invention Assignment and Proprietary Information Agreement     091699

6. This agreement does not apply to the specific inventions (if any) listed on Page 2 of this Agreement, but I will give Netgear such further non-confidential information as may be necessary to assist in the evaluation of the extent and significance of such inventions.

7. I agree that upon termination of my employment and for a period of one year thereafter (without regard to the reason for my employment ending) I will not recruit, or attempt to recruit or induce or solicit or assist in recruiting or inducing or soliciting Netgear employees to terminate their employment with Netgear, nor will I solicit, or attempt to divert or take away, the business or patronage of any of the customers or accounts, or prospective customers or accounts of Netgear which were contracted, solicited or served by Netgear during the course of my employment.

8. I represent that my performance of all the terms of this Agreement and my duties as an employee of Netgear will not breach any invention assignment, proprietary information, non-competition, or other agreement with any former employer or other party. I represent that I will not bring with me or use in the performance of my duties for Netgear any proprietary information or documents or materials of a former employer, or any other person or entity that has retained me, that I am now or shall become aware of which belongs to any of my former employers' or to anyone other than the company and which are not generally available to the public.

9. During my employment by Netgear, I will not engage in any employment, consulting or other activity in any business competitive with Netgear's business as presently conducted or as conducted at any future time during my employment.

10. I hereby authorize Netgear, without limitation to notify others, including customers of Netgear, other persons or entities that retain me and my future employers, of the terms of this Agreement and my responsibilities hereunder.

11. Unless there is a written employment agreement for a specified term in effect, I understand that my employment may be terminated at any time, with or without cause, by me or Netgear. This Agreement does not obligate Netgear to employ me for any particular length of time. This Agreement shall survive termination of the Employee's employment.

12. I understand that in the event of a breach of this Agreement by me, Netgear may suffer irreparable harm and shall be entitled to injunctive relief to enforce this Agreement.

13. This Agreement supersedes all other agreements relating to the subject matter herein. If a court finds any provision of this Agreement invalid or unenforceable as applied to any circumstance, the other provisions of this Agreement will remain in full force and effect. This Agreement shall be effective as of the first day I am affiliated or was employed by Netgear, namely ___________, 19___.

Employee:                                Netgear, Inc.:

Signature:______________________________ By:____________________________________

Printed Name:___________________________ Printed Name:__________________________

                                         Title:_________________________________

Employee's Prior Inventions (if any):

________________________________________________________________________________

Employment Invention Assignment and
Proprietary Information Agreement             021600                 Page 2 of 2

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Employment Invention Assignment and Proprietary Information Agreement     021600
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